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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Texas Roadhouse, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-121241) on Form S-8 and (No. 333-133510) on Form S-3 of Texas Roadhouse, Inc. of our reports dated February 25, 2008, with respect to the consolidated balance sheets of Texas Roadhouse, Inc. and subsidiaries as of December 25, 2007 and December 26, 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 25, 2007, and the effectiveness of internal control over financial reporting as of December 25, 2007, which reports appear in the December 25, 2007 annual report on Form 10-K of Texas Roadhouse, Inc. Our report with respect to the consolidated financial statements refers to a change in the method of accounting for share-based payments due to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, as of December 28, 2005.

/s/ KPMG LLP

Louisville, Kentucky
February 25, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm